Exhibit 99.2

Beyond Cancer™ Presents Promising New In Vivo Data Showing Ultra-High Concentration Nitric Oxide Therapy (UNO) in Combination with Anti-PD-1 During the Society for Immunotherapy of Cancer (SITC) 2022 Annual Meeting

Data showing UNO in combination with anti-PD-1 treatment leads to significantly higher tumor regression rates

UNO in combination with anti-PD-1 treatment results in a higher percentage of tumor free mice and prolonged survival in CT26 tumor bearing mice

GARDEN CITY, NY and HAMILTON, BERMUDA, November 10, 2022 – Beyond Cancer, Ltd., an affiliate of Beyond Air, Inc. (NASDAQ: XAIR) that is focused on developing ultra-high concentration nitric oxide (UNO) for the treatment of solid tumors, today announced promising new in vivo combination data that support the potential of the company’s novel gaseous nitric oxide (gNO) therapy to treat various types of solid tumors in combination with immune checkpoint inhibitor (ICI) therapies, including anti-PD-1. These data were published in an abstract by the Society for Immunotherapy of Cancer (SITC) and will be presented in a poster presentation today at the 37th Annual SITC Meeting in Boston, MA.

“The results presented this week offer an encouraging first look at the potential synergistic effect of ultra-high concentration nitric oxide (UNO) and anti-PD-1 therapy,” stated Dr. Selena Chaisson, Chief Executive Officer and Director. “Immunotherapies are a cornerstone in current treatment options for tumors, and we are excited to see these in vivo data show the ability of a single treatment of UNO when used in combination with anti-PD-1 have a positive impact on tumor regression rates and overall survival. We believe these promising data provide a strong rationale for the continued advancement of this program in combination with immune checkpoint therapies.”

“Our previous work has shown the ability of UNO therapy to impart an immune response that is capable of preventing metastases in mice with CT26,” stated Hila Confino, Chief Scientific Officer of Beyond Cancer. “Our combination data presented today at the SITC 2022 Annual Meeting show an effect on the primary tumor and, importantly, can treat metastatic disease and not just prevent it. We look forward to presenting further details on the ability of UNO to stimulate an anti-cancer immune response.”

The poster presentation detailing the in vivo combination data presented at the SITC 2022 Annual Meeting is titled, “Intratumoral Administration of High-Concentration Nitric Oxide and Anti PD-1 Treatment Leads to Higher Tumor Regression Rates and Prolonged Survival in CT26 Tumor-Bearing Mice” (abstract 819). The ePoster with accompanying slides and audio are available on the company’s website (click here).

Details of the Company’s presentation are as follows:

Title: Intratumoral Administration of High-Concentration Nitric Oxide and Anti PD-1 Treatment Leads to Higher Tumor Regression Rates and Prolonged Survival in CT26 Tumor-Bearing Mice

Location: Boston Convention & Exhibition Center, Exhibit Hall C, Abstract 819

Date: Thursday Nov 10, 2022 from 9 a.m.-9 p.m. EST

Participant: Hila Confino, Ph.D; Chief Scientific Officer, Beyond Cancer, Ltd.

About Nitric Oxide (NO)

Nitric Oxide (NO) is a powerful molecule, naturally synthesized in the human body, proven to play a critical role in a broad array of biological functions. Currently, exogenous inhaled NO is used in adult respiratory distress syndrome, post certain cardiac surgeries, and persistent pulmonary hypertension of the newborn to treat hypoxemia. Additionally, NO is believed to play a key role in the innate and adaptive immune system response and in vitro studies suggest that NO possesses broad-spectrum antimicrobial activity and anticancer properties.

About Beyond Cancer, Ltd.

Beyond Cancer, Ltd., an affiliate of Beyond Air, Inc., is a development-stage biopharmaceutical and medical device company utilizing ultra-high concentration nitric oxide (UNO) via a proprietary delivery platform to treat primary tumors and prevent metastatic disease. Nitric oxide at ultra-high concentrations has been reported to show anticancer properties and to potentially serve as a chemosensitizer and radiotherapy enhancer. A first-in-human study is underway in patients with solid tumors. The Company is conducting preclinical studies of UNO in multiple solid tumor models to inform additional treatment protocols.

For more information, visit www.beyondcancer.com.

About UNO Therapy for Solid Tumors

Cancer is the second leading cause of death globally, with tumor metastases responsible for approximately 90% of all cancer-related deaths. Current cancer treatment modalities generally include chemotherapy, immunotherapy, radiation, and/or surgery. Ultra-high concentration Nitric Oxide (UNO) therapy is a completely new approach to preventing relapse or metastatic disease. In vitro murine data show that local tumor ablation with UNO stimulates an anti-tumor immune response in solid tumor cancer models. The Company believes that UNO has the potential to prevent relapse or metastatic disease with as little as a single 5-minute treatment and with limited toxicity or off-target effects.

About Beyond Air, Inc.

Beyond Air, Inc. (Beyond Air) (NASDAQ: XAIR) is a medical device and biopharmaceutical company dedicated to harnessing the power of nitric oxide (NO) through its revolutionary NO Generator and Delivery System, LungFit®, that uses NO generated from ambient air to deliver precise amounts of NO to the lungs for the potential treatment of a variety of pulmonary diseases. The LungFit can generate up to 400 ppm of NO, for delivery either continuously or for a fixed amount of time and has the ability to either titrate dose on demand or maintain a constant dose. Beyond Air has received FDA approval for its first system, LungFit PH to treat term and near-term neonates with hypoxic respiratory failure. Beyond Air is currently advancing its other revolutionary LungFit systems in clinical trials for the treatment of severe lung infections such as viral community-acquired pneumonia (including COVID-19), nontuberculous mycobacteria (NTM) and severe lung infections in other settings.

For more information, visit www.beyondair.net.

Forward Looking Statements

This press release contains “forward-looking statements” concerning the potential safety and efficacy of the ultra-high concentration nitric oxide product candidate, as well as its therapeutic potential in a number of indications; and the potential impact on patients and anticipated benefits associated with the ultra-high concentration nitric oxide product candidate. Forward-looking statements include statements about expectations, beliefs, or intentions regarding product offerings, business, results of operations, strategies or prospects. You can identify such forward-looking statements by the words “expects,” “plans,” “anticipates,” “believes” “expects,” “intends,” “looks,” “projects,” “goal,” “assumes,” “targets” and similar expressions and/or the use of future tense or conditional constructions (such as “will,” “may,” “could,” “should” and the like) and by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from any future results expressed or implied by the forward-looking statements. These forward-looking statements are only predictions and reflect views as of the date they are made with respect to future events and financial performance. Many factors could cause actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including risks related to: Beyond Cancer’s ability to raise additional capital; the timing and results of future pre-clinical studies and clinical trials concerning the ultra-high concentration nitric oxide product candidate; the potential that regulatory authorities, including the FDA and comparable non-U.S. regulatory authorities, may not grant or may delay approval for the ultra-high concentration nitric oxide product candidate; the approach to discover and develop novel drugs, which is unproven and may never lead to efficacious or marketable products; Beyond Cancer’s ability to fund and the results of further pre-clinical studies and clinical trials of the ultra-high concentration nitric oxide product candidate; obtaining, maintaining and protecting intellectual property utilized by products; obtaining regulatory approval for products; competition from others using similar technology and others developing products for similar uses; dependence on collaborators; and other risks, which may, in part, be identified and described in the “Risk Factors” section of Beyond Air’s most recent Annual Report on Form 10-K and other of its filings with the Securities and Exchange Commission, all of which are available on Beyond Air’s website. Beyond Cancer and Beyond Air undertake no obligation to update, and have no policy of updating or revising, these forward-looking statements, except as required by applicable law.

CONTACTS:

Corey Davis, Ph.D.

LifeSci Advisors, LLC

Cdavis@lifesciadvisors.com

(212) 915-2577

Matt Johnson, Head of Corporate Development & Strategy

Beyond Cancer, Ltd.

Mjohnson@beyondcancer.com

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